Exhibit 4.30

Execution Version

ZHEJIANG TMALL NETWORK CO., LTD.

AND

ZHEJIANG TMALL TECHNOLOGY CO., LTD.

EXCLUSIVE SERVICES AGREEMENT

January 10, 2018

EXCLUSIVE SERVICES AGREEMENT

THIS EXCLUSIVE SERVICES AGREEMENT (this “Agreement”) is made on January 10, 2018:

BY AND BETWEEN:

1.              Zhejiang Tmall Network Co., Ltd. (“Party A”)

Registered Address: Room 506, 5/F, Building No. 3, 969 West Wen Yi Road, Yu Hang District, Hangzhou

Legal Representative: Zhang Yong

2.              Zhejiang Tmall Technology Co., Ltd. (“Party B”)

Registered Address: Room 507, 5/F, Building No. 3, 969 West Wen Yi Road, Yu Hang District, Hangzhou

Legal Representative: Zhang Yong

In this Agreement, the aforementioned Parties are referred to individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H

WHEREAS, Party A is a limited liability company registered and lawfully existing in Hangzhou, the PRC, and its scope of business includes “value-added telecommunication, Internet drug trading services, Internet drug information services, commercial Internet culture, holding shows (programs) and performance; providing service platform for Internet publication dealings. services: mall network platform technology development; computer network technology development, technology consulting, technology services, product transfer, hosting conference and exhibition, translation, design, production, agency and publication of domestic advertisement (other than items requiring pre-approval); wholesale and retail of computer software, hardware and ancillary equipment, computer-related products, servers and corollary equipment, communication equipment, network equipment, electronic products, electric appliance, office equipment, office supplies and furniture; provision of advertisement and ticket agency services related technology services, and ticket agency (other than airline ticket agency)( business activities subject to approval according to laws may not be carried out until get approved by relevant authority)”;

WHEREAS, Party B is a wholly foreign-owned enterprise registered and lawfully existing in Hangzhou, the PRC, and its scope of business includes “research and development of network mall technology, computer software and hardware, network technology product, multimedia product; services: design, debugging and maintenance of system integration; provision of computer technology consulting and service as well as e-commerce platform support; economic information consulting (including commodity intermediary) (exclusive of business activities prohibited and restricted by the state and any business activity subject to the license system may not be carried out until relevant license is obtained)”;

WHEREAS, Party A needs Party B to provide it with services relating to Party A Business (as defined below) and Party B agrees to provide such services to Party A.

NOW, THEREFORE, upon friendly discussions, the Parties agree as follows:

ARTICLE I                                                    DEFINITIONS

1.1                               Unless otherwise indicated herein or otherwise interpreted in the context, the following terms shall have the following meanings in this Agreement:

“Party A Business”	means all of the business activities operated and developed by Party A now and at any time during the validity term hereof.

“Services”

means the services to be provided by Party B on an exclusive basis to Party A in relation to Party A Business, including, without limitation:

(1)             licensing to Party A of relevant software duly possessed by Party B and required for Party A Business;

(2)             providing economic information, computer technology, commerce and management consulting services and advices to Party A;

(3)             providing business plan, design and marketing proposal to Party A;

(4)             routine management, maintenance and updating of hardware equipment and database/software resources and customer resources;

(5)             providing to Party A the information technology/overall management and operation solution as required for Party A Business;

(6)             development, maintenance and updating of relevant application software as required for Party A Business;

(7)             providing business training, support and assistance to relevant personnel of Party A; and

(8) other relevant services provided from time to time at Party A’s request.

“Annual Business Plan”

means the Party A Business development plan and budget report for the next calendar year to be prepared by Party A in accordance with this Agreement by November 30 of each year with the assistance of Party B.

“Service Fees”	means all the fees payable by Party A to Party B under Article III hereof in respect of the services provided by Party B.

“Business-Related Intellectual Property”	means any and all intellectual properties developed by Party A on the basis of the Services provided by Party B hereunder in relation to Party A Business.

“Confidential Information”	has the meaning ascribed to it in Section 6.1 hereof.

“Defaulting Party”	has the meaning ascribed to it in Section 12.1 hereof.

“Default”	has the meaning ascribed to it in Section 12.1 hereof.

“Party’s Rights”	has the meaning ascribed to it in Section 14.5 hereof.

1.2                               In this Agreement, any reference to any laws and regulations (“Laws”) shall be deemed to include:

(1)                       a reference to such Laws as modified, amended, supplemented or reenacted, effective either before or after the date hereof; and

(2)                       a reference to any other decision, circular or rule made thereunder or effective as a result thereof.

1.3                               Unless otherwise required by the context, a reference to an article, section, clause or paragraph herein shall be a reference to an article, section, clause or paragraph of this Agreement.

ARTICLE II                                               SERVICES

2.1                               During the validity term hereof, Party A exclusively entrusts Party B to provide the Services, and Party B shall, in accordance with the requirements of Party A Business, diligently provide the Services to Party A. The Parties understand that, the services actually provided by Party B shall be limited to the approved business scope of Party B; if the Services required by Party A from Party B exceed the approved business scope of Party B, Party B shall apply for an extension of business scope to the maximum extent permitted by Laws and may provide relevant Services after its application for extension of business scope being approved.

2.2                               For the purpose of the provision of the Services hereunder, Party B shall communicate and exchange with Party A information pertaining to Party A Business.

2.3                               Notwithstanding any other provisions hereof, Party B shall have the right to designate any third party to provide any or all of the Services hereunder or fulfill, in lieu of Party B, Party B’s obligations hereunder. Party A hereby agrees that Party B has the right to assign to any third party its rights and interests hereunder.

ARTICLE III                                          SERVICE FEES

3.1                               In connection with the Services provided by Party B hereunder, Party A shall pay the Services Fees to Party B in the following ways:

3.1.1                    The Parties agree upon negotiation that, as for the Services provided by Party B to Party A in each calendar year during the validity term hereof, Party A shall pay relevant Service Fees to Party B on an annual basis; and

3.1.2                    The Parties agree upon negotiation that, as for any specific services provided by Party B from time to time at Party A’s request, Party A shall otherwise pay Service Fees to Party B.

3.2                               Party B shall promptly issue the payment notice and the VAT special invoice to Party A and settle accounts on an annual basis. Party A shall pay the above Service Fees (inclusive of taxes) to Party B within one month after receiving the invoice.

3.3                               The Parties agree that, subject to compliance with mandatory provisions of Laws and regulations, the scope of Services specified in and the amount of Service Fees payable under Sections 3.1 and 3.2 hereof may be determined and adjusted by the Parties based on suggestions made by Party B from time to time. Party A shall not refuse Party B’s suggestions without reasonable grounds.

3.4                               The Parties shall respectively assume their own tax payment and withholding obligations (if any) according to applicable Laws.

ARTICLE IV                                           OBLIGATIONS OF PARTY A

4.1                               Party B’s Services hereunder shall be exclusive; during the validity term hereof, without prior written consent of Party B, Party A shall not enter into any agreement with any third party or accept from such third party services identical or similar to the Services of Party B in any other ways.

4.2                               Party A shall, by November 30 of each year, provide to Party B its fixed Annual Business Plan for the next year such that Party B may prepare the relevant Services plan and procure required personnel and services resources. If Party A needs Party B to procure additional personnel on an ad hoc basis, it shall consult with Party B fifteen (15) days in advance so as to reach mutual agreement.

4.3                               In order to facilitate Party B’s provision of the Services, Party A shall at Party B’s request provide in a timely manner such information as required by Party B.

4.4                               Party A shall in accordance with Article III hereof pay the full amount of the Service Fees in a timely manner.

4.5                               Party A shall maintain its own good reputation, actively expand its business and seek maximization of its profits.

4.6                               During the validity term hereof, Party A agrees to cooperate with Party B and its (direct or indirect) parent company to carry out auditing of related party transactions and all kinds of auditing, provide information and materials relating to operation, business, customer, finance and employee of Party A to Party B, its parent company or its entrusted auditor, and agrees to the disclosure of such information and materials by Party B’s parent company for the purpose of satisfying the regulatory requirements of the place where its securities are listed.

ARTICLE V                                                INTELLECTUAL PROPERTY

5.1                               All of the work products which are either originally owned by Party B or acquired by it during the term hereof, including the intellectual property to and in the work results created during its provision of the Services, shall belong to Party B.

5.2                               Considering that the conduct of Party A Business is dependent upon the Services provided by Party B hereunder, Party A agrees to the following arrangement with respect to the Business-Related Intellectual Property developed on the basis of such Services:

(i)                           If the Business-Related Intellectual Property is developed and derived by Party A under Party B’s entrustment or is derived by Party A through joint development with Party B, then such Business-Related Intellectual Property and relevant intellectual property application right shall be owned by Party B;

(ii)                        If the Business-Related Intellectual Property is derived by Party A through independent development, then it shall be owned by Party A, provided that: (A) Party A shall timely inform Party B of the details of such Business-Related Intellectual Property and shall provide relevant documents reasonably required by Party B; (B) if Party A intends to license or transfer such Business-Related Intellectual Property, Party A shall, to the extent not contrary to mandatory requirements of PRC Laws, transfer the same to Party B or grant an exclusive license to Party B on a preemptive basis, and Party B may use such Business-Related Intellectual Property within the specific scope of transfer or license (however, Party B may determine in its discretion whether to accept such transfer or license); if and only if Party B has waived its right to preemptive purchase or its right to exclusive license with respect to such Business-Related Intellectual Property, Party A may then transfer the title of, or license, such Business-Related Intellectual Property, to a third party on terms and conditions no more favorable than those proposed to Party B (including, without limitation, transfer price or royalty) but shall ensure that such third party shall fully comply with and perform the obligations to be performed by Party A hereunder; (C) except in the case of a circumstance described in (B), during the term hereof, Party B shall have the right to demand to purchase such Business-Related Intellectual Property, and in the event that such a request is so made, Party A shall, to the extent not contrary to mandatory requirements of PRC Laws, agree to such purchase request of Party B at the lowest purchase price then permissible by PRC Laws.

5.3                               In the event that Party B is granted, in accordance with Section 5.2(ii) hereof, an exclusive license to use the Business-Related Intellectual Property, such license shall comply with the following requirements:

(i)                          The term of the license shall be no less than five (5) years (from the date of effectiveness of relevant license agreement);

(ii)                       The scope of the rights granted under the license shall be as broad as possible;

(iii)                    During the term of and within the scope of the license, no one (including Party A) other than Party B shall use or license another party to use such Business-Related Intellectual Property in any way;

(iv)                   To the extent not contrary to Section 5.3(iii) hereof, Party A shall have the right to relicense, in its discretion, such Business-Related Intellectual Property to any other party;

(v)                      Upon expiry of the term of the license, Party B shall have the right to demand to renew the license agreement and Party A shall grant its consent, and upon such renewal the terms of such license agreement shall remain unchanged other than amendments thereto which have been confirmed by Party B.

5.4                               Notwithstanding the above Section 5.2(ii), if, according to applicable Laws, any Business-Related Intellectual Property described therein cannot be established without any ownership registration, then application for such ownership registration shall be dealt with as follows:

(i)                          If Party A intends to file an application for ownership registration with respect to any Business-Related Intellectual Property described herein, it shall first obtain written consent from Party B;

(ii)                       If and only if Party B has waived its right to purchase the application for ownership registration for such Business-Related Intellectual Property, Party A may then file such application for ownership registration on its own or assign such right to a third party. If such ownership registration application right is so transferred to a third party, Party A shall ensure that such third party shall fully comply with and perform the obligations to be performed by Party A hereunder; in addition, the terms on which Party A transfers such ownership registration application right to a third party (including, without limitation, transfer price) shall not be more favorable than those proposed by Party A to Party B under Section 5.4(iii) hereof;

(iii)                    During the term hereof, Party B may at any time request Party A to file an application for ownership registration with respect to such Business-Related Intellectual Property and may decide in its discretion whether to purchase the right to file an application for ownership registration. If so requested by Party B, Party A shall, to the extent not contrary to the mandatory requirements of PRC Laws, transfer such right to file applications for ownership registration to Party B at the lowest transfer price then permissible by PRC Laws; once Party B has been granted with the application right for ownership registration of Business-Related Intellectual Property, files the application for ownership registration and completes such registration, Party B shall become the lawful owner of such ownership registration.

5.5                               Each Party undertakes to the other Party that it will indemnify the other Party against any and all economic losses suffered by the other Party as a result of its infringement of third party intellectual properties (including copyrights, trademark rights, patent rights and know-hows).

ARTICLE VI                                           CONFIDENTIALITY OBLIGATIONS

6.1                               Irrespective of whether this Agreement has been terminated, each of the Parties shall maintain in strict confidence the business secrets, proprietary information, customer information and all other information of a confidential nature of the other Party coming into its knowledge during the entry into and performance of this Agreement (“Confidential Information”). Except where prior written consent has been obtained from the Party disclosing the Confidential Information or where disclosure to a third party is mandated by relevant laws or regulations or by the rules of the place of listing of an affiliate of a Party, the Party receiving the Confidential Information shall not disclose any Confidential Information to any third party; the Party receiving the Confidential Information shall not use, either directly or indirectly, any Confidential Information other than for the purpose of performing this Agreement.

6.2                               The following information shall not constitute the Confidential Information:

(a)                      any information which, as shown by written evidence, has previously been known to the receiving Party by way of legal means;

(b)                      any information which enters the public domain other than as a result of a fault of the receiving Party; or

(c)                       any information lawfully acquired by the receiving Party from another source subsequent to the receipt of relevant information.

6.3                               A receiving Party may disclose the Confidential Information to its relevant employees, agents or its appointed professionals, provided that such receiving Party shall ensure that such persons shall comply with relevant terms and conditions of this Agreement and that it shall assume any liability arising out of any breach by such persons of relevant terms and conditions of this Agreement.

6.4                               Notwithstanding any other provisions of this Agreement, the validity of this article shall not be affected by any termination of this Agreement.

ARTICLE VII                                      REPRESENTATIONS AND WARRANTIES BY PARTY A

Party A hereby represents and warrants to Party B that:

7.1                               It is a limited liability company duly registered and lawfully existing under PRC Laws with independent legal personality, has full and independent legal status and capacity to execute, deliver and perform this Agreement and may sue or be sued as an independent party.

7.2                               It has full internal corporate power and authority to execute and deliver this Agreement and all other documents to be executed by it in connection with the transactions contemplated hereunder as well as full power and authority to consummate the transactions contemplated hereunder. This Agreement will be lawfully and duly executed and delivered by it, and will constitute its legal and binding obligations enforceable against it in accordance with its terms.

7.3                               It shall timely inform Party B of any circumstance which has or is likely to have a material adverse effect on Party A Business or operation thereof and shall use its best efforts to prevent the occurrence of such circumstance and/or the expansion of losses.

7.4                               Without written consent of Party B, Party A will not dispose of its material assets or change its current shareholding structure in whatsoever manner.

7.5                               When this Agreement takes effect, it has complete licenses and certificates necessary for conduct of its business, full rights and qualifications to carry out Party A Business currently conducted by it within the PRC.

7.6                               Once requested by Party B in writing, Party A will use all receivables then in its possession and/or other assets lawfully owned by it and at its disposal to provide security for performance of its payment obligation of the Services Fees agreed in Article III hereof in a manner then permissible by Laws.

7.7                               It will indemnify and hold harmless Party B against all losses suffered or likely to be suffered by Party B as a result of provision of the Services, including, without limitation, any losses arising out of any suit, recourse, arbitration, claim brought by any third party against it or any administrative investigation or sanction by any governmental authorities, but exclusive of any losses arising out of any willful misconduct or gross negligence of Party B.

7.8                               Without written consent of Party B, Party A shall not enter into any other agreement or arrangement conflicting with this Agreement or likely to impair the rights and interests of Party B hereunder.

ARTICLE VIII                                 REPRESENTATIONS AND WARRANTIES BY PARTY B

Party B hereby represents and warrants to Party A that:

8.1                               It is a limited liability company duly registered and lawfully existing under PRC Laws with independent legal personality, has full and independent legal status and capacity to execute, deliver and perform this Agreement and may sue or be sued as an independent party.

8.2                               It has full internal corporate power and authority to execute and deliver this Agreement and all other documents to be executed by it in connection with the transactions contemplated hereunder as well as full power and authority to consummate the transactions contemplated hereunder. This Agreement will be lawfully and duly executed and delivered by it, and will constitute its legal and binding obligations enforceable against it in accordance with its terms.

ARTICLE IX                                          TERM OF AGREEMENT

9.1                               This Agreement shall be formed as from the date when it is duly executed by the Parties. Once formed, the effectiveness of this Agreement shall be retrospective to January 10, 2018. The validity term of this Agreement shall be twenty (20) years, except as specifically specified hereunder or early terminated by Party B upon a written notice. Upon expiry of the term, unless Party B has by a thirty (30) days’ notice notified the Party A not to renew, this Agreement shall be automatically renewed for one (1) year and will continue to be so renewed.

9.2                               If either of Party A or Party B fails to complete relevant approval and registration procedures to extend its business term upon expiry thereof, this Agreement shall terminate on the expiry date of the business of Party A or Party B. The Parties shall complete the approval and registration procedures for extension of business term within three (3) months prior to expiry of their respective business terms so that this Agreement shall continue in effect.

9.3                               Upon termination hereof, Party A shall continue to comply with its obligations under Article VI hereof.

ARTICLE X                                               INDEMNIFICATION

Party A will indemnify and hold harmless Party B against all losses suffered or likely to be suffered by Party B as a result of provision of Services, including, without limitation, any losses arising out of any suit, recourse, arbitration, claim brought by any third party against it or any administrative investigation or sanction by any governmental authorities, but exclusive of any losses arising out of any willful misconduct or gross negligence of Party B.

ARTICLE XI                                          NOTICES

11.1                        Any notice, request, demand and other correspondences required by or made pursuant to this Agreement shall be made in writing and delivered to the relevant Parties.

11.2                        Such notice or other correspondences shall be deemed delivered when it is transmitted if transmitted by fax or email; or upon delivery if delivered in person; or two (2) days after posting if delivered by mail.

ARTICLE XII                                     LIABILITY FOR DEFAULT

12.1                        The Parties agree and acknowledge that if any Party (“Defaulting Party”) substantially breaches any provision hereunder, or substantially fails to perform or substantially delays in performing any obligations hereunder, such breach, failure or delay shall constitute a default hereunder (“Default”) and that in such event, the non-defaulting Party shall have the right to demand the Defaulting Party to cure such Default or take remedial measures within a reasonable time. If the Defaulting Party fails to cure such Default or take remedial measures within such reasonable time or within ten (10) days after the non-defaulting Party notifies the Defaulting Party in writing and requests it to cure such Default, and if the Defaulting Party is Party A, the non-defaulting Party may elect, in its discretion, to (1) terminate this Agreement and demand the Defaulting Party to fully indemnify for damage; or (2) demand enforced performance by the Defaulting Party of its obligations hereunder and full indemnification from the Defaulting Party for damage; if the Defaulting Party is Party B, the non-defaulting Party shall have the right to demand continued performance by the Defaulting Party of its obligations hereunder and full indemnification from the Defaulting Party for damage.

12.2                        Notwithstanding Section 12.1 above, the Parties agree and acknowledge that unless otherwise stipulated by Laws or this Agreement, Party A shall in no event be permitted to demand to terminate this Agreement on the ground of any reason.

12.3                        Notwithstanding any other provisions of this Agreement, the validity of this Article XII shall not be affected by any termination of this Agreement.

ARTICLE XIII                                FORCE MAJEURE

If there occurs an earthquake, typhoon, flood, fire, war, computer virus, tool software design loophole, hacking attack on the Internet, change of policy or law or any other force majeure event which is unforeseeable and whose consequences are insurmountable or unavoidable and a Party is directly affected thereby in its performance of this Agreement or is prevented thereby from performing this Agreement on agreed terms, such prevented Party shall immediately notify the other Party by fax of the same and shall within thirty (30) days provide an evidencing document to be issued by the notary organ of the place of the force majeure event setting forth the details of such force majeure and the reasons for such failure to perform, or for the need for postponed performance of, this Agreement. The Parties shall in light of the extent of the effect of such force majeure event on the performance of this Agreement, agree on whether to waive performance of part of this Agreement or to permit postponed performance thereof. No Party shall be held liable to indemnify the other Party against its economic losses resulting from a force majeure event.

ARTICLE XIV                                 MISCELLANEOUS

14.1                        This Agreement is made in Chinese in five (5) originals, of which one (1) copy shall be held by the Company, one (1) copy shall be used for governmental approval/registration purposes and the remaining copies shall be kept by Party B.

14.2                        The entry into, effectiveness, performance, modification and interpretation of, and resolution of dispute under, this Agreement shall be governed by the Laws of the People’s Republic of China.

14.3                        Dispute Resolution

14.3.1       All disputes arising out of or in connection with this Agreement shall be first settled by the Parties through amiable consultations; if they fail to resolve the dispute through consultations, the dispute shall be submitted to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration according to CIETAC arbitration rules in effect at the time of applying for arbitration. The seat of arbitration shall be in Hangzhou. The arbitration award shall be final and binding on the Parties. Except as otherwise required by the arbitration award, the arbitration fees shall be borne by the losing party. The losing party shall also indemnify for the attorneys’ fee and other expenses incurred by the winning party.

14.3.2       Pending the resolution of such dispute, the Parties shall continue to perform the remaining provisions of this Agreement other than the disputed matters.

14.4                        No right, power or remedy empowered to any Party by any provision of this Agreement shall preclude any other right, power or remedy enjoyed by such Party in accordance with Laws or any other provisions hereof and no exercise by a Party of any of its rights, powers and remedies shall preclude its exercise of its other rights, powers and remedies.

14.5                        No failure or delay by a Party in exercising any right, power or remedy under this Agreement or Laws (“Party’s Rights”) shall result in a waiver of such rights; and no single or partial waiver by a Party of the Party’s Rights shall preclude such Party from exercising such rights in any other way or exercising the remaining part of the Party’s Rights.

14.6                        The section headings herein are inserted for convenience of reference only and shall in no event be used in or affect the interpretation of the provisions hereof.

14.7                        Each provision contained herein shall be severable and independent of any other provisions hereof, and if at any time any one or more provisions hereof become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected thereby.

14.8                        Once executed, this Agreement shall replace any other legal documents previously entered into by the Parties in respect of the same subject matter hereof. Any amendments or supplements to this Agreement shall be made in writing. Except for the transfer of rights hereunder by Party B according to Section 14.9 hereof, such amendments or supplements shall become effective only if they are duly signed by the Parties hereto.

14.9                        Without prior written consent of Party B, Party A shall not assign any of its rights and/or obligations hereunder to any third party. Party A agrees that Party B shall have the right to unilaterally transfer any right and/or obligation hereunder to any third party without prior written consent of Party A, provided that a written notification to this effect shall be sent to Party A.

14.10                 This Agreement shall be binding upon the legal assignees, successors, creditors and other persons that might consequently acquire the equity interests in or relevant rights of the Parties.

14.11                 The Parties undertake to each file and pay, in accordance with Laws, the taxes involved in the transaction hereunder.

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(EXECUTION PAGE ATTACHED SEPARATELY)

[Signature Page to Zhejiang Tmall Network Co., Ltd. Exclusive Services Agreement]

Party A

[Seal of Zhejiang Tmall Network Co., Ltd.]

Zhejiang Tmall Network Co., Ltd.

(Seal)

[Signature Page to Zhejiang Tmall Network Co., Ltd. Exclusive Services Agreement]

Party B

[Seal of Zhejiang Tmall Technology Co., Ltd.]

(Seal)